                                                                   EXHIBIT 8.1






                                  December ___, 1997



Getty Communications plc
101 Bayham Street
London NW1 OAG
England


                  SCHEME OF ARRANGEMENT OF GETTY COMMUNICATIONS PLC


Gentlemen:

         You have requested our opinion as to certain U.S. federal income tax consequences of the Scheme of Arrangement to be entered into between Getty Communications plc ("Communications") and Getty Images, Inc. ("Images"). Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Prospectus contained in Amendment No. 1 dated December 9, 1997, to the Registration Statement of Images on Form S-1 (Registration Statement No. 333-38777) (the "Registrations Statement") filed with the Securities Exchange Commission. The Scheme of Arrangement is to implemented as a precondition to the effectiveness of the merger (the "Merger") of PhotoDisc, Inc. ("PhotoDisc") and Print Merger, Inc. ("Merger Sub"). The Merger is being consummated pursuant to the Merger Agreement dated as of September 15, 1997 (the "Merger Agreement"), among Images, Communications, PhotoDisc and Merger Sub. This opinion is being delivered pursuant to Section 9.03(f) of the Merger Agreement.

         Pursuant to the Scheme of Arrangement at the Effective Time, subject to the sanction of the English High Court, the requisite approvals of the Communications shareholders and the satisfaction or waiver (where permissible) of certain other conditions, Communications will become a wholly-owned subsidiary of Images and each shareholder of Communications (including, for these purposes, each holder of a Communications ADS) will receive shares of Images Common Stock in exchange for his shares in Communications. [No shareholder will be entitled to receive fractional shares in Images, and pursuant to the Scheme of Arrangement the number of shares of Images Common Stock to be received by any shareholder who would otherwise be entitled to receive a fractional share will instead be rounded up to the next whole number.] Each Communications share (other than shares owned by Images) will be canceled and retired and will cease to exist.

         The Merger will be accomplished contemporaneously with the Scheme of Arrangement. The Merger Agreement provides that at the Effective Time, PhotoDisc will merge with and into Merger Sub in accordance with applicable Washington law. Following the Merger, the separate corporate existence of PhotoDisc will cease and Merger Sub will continue as the surviving corporation after the Merger. The holders of PhotoDisc Common Stock, other than holders who exercise their right of dissent, will exchange each share of their PhotoDisc Common Stock for a combination of shares of Images Common Stock and cash as specified in the Merger Agreement. No shareholder will be entitled to receive fractional shares in Images, and pursuant to the Merger Agreement the number of shares of Images Common Stock to be received by any holder of PhotoDisc Common Stock otherwise entitled to receive a fractional share will instead be rounded up to the next whole number.

         In delivering our opinion, we have reviewed the Scheme of Arrangement, including all documents submitted to the English High Court in connection therewith, the Merger Agreement, including all documents attached as exhibits thereto, and the Registration Statement. We have assumed that the representations and warranties contained in the Merger Agreement are true, correct and complete through the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Scheme of Arrangement and the Merger Agreement.
We have also assumed that statements as to factual matters contained in the Registration Statement are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied upon the representations made by Communications, Images and PhotoDisc in letters to us dated___, as well as the representations made to us by certain shareholders of Communications and PhotoDisc in letters dated ___ and have assumed that each of such representations will continue to be true, correct and complete through the Effective Time.

         Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1896, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Scheme of Arrangement will be consummated in accordance with its terms and that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that:

         1. The Scheme of Arrangement will be treated for U.S. federal income tax purposes either (a) as a reorganization within the meaning of section 368(a) of the Code or (b) when considered together with the Merger, as a tax free exchange under section 351 of the Code.

         2. To the extent that the Scheme of Arrangement is treated as a reorganization within the meaning of section 368(a) of the Code, both Communications and Images will be a party to the reorganization within the meaning of section 368(b) of the Code.

         3. Except in the case of persons owing, directly, indirectly or pursuant to the operation of certain constructive ownership rules, ten percent or more of the voting power of Communications, no gain or loss will be recognized on the exchange of Communications ADSs or Common Shares for shares of Images Common Stock.

         4. Each shareholder of Communications (including, for these purposes, each holder of a Communications ADS) will obtain a tax basis in the shares of Images Common Stock received pursuant to the Scheme of Arrangement equal to the tax basis of such holder in the Communications Ordinary Shares or ADSs, as the case may be, surrendered in exchange therefor.

         5. The holding period of any shares of Images Common Stock received pursuant to the Scheme of Arrangement will include the holding period of the holder's Communications Ordinary Shares or ADSs, as the case may be, surrendered in exchange therefor.

         6. The Statements set forth under the caption "Certain Income Tax Consequences" in the Registration Statement, insofar as they constitute statements of U.S. federal income tax law or legal conclusions, accurately summarize the material U.S. federal income tax consequences of the Scheme of Arrangement and the ownership of shares of Images Common Stock.

         No opinion is expressed as to any matter not specifically addressed herein, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinions set forth herein.
 Our opinion is based upon current U.S. federal income tax law and administrative practice and we do not undertake to advise you or to supplement our opinions as to any future changes in the U.S. federal income tax law or administrative practice that may affect this opinion.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the Registration Statement entitled "United States Federal Income Tax Consequences of the Scheme of Arrangement." In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                  Very truly yours,